Exhibit 14.1

America First Multifamily Investors, L.P.
Code of Business Conduct and Ethics

Effective as of September 10, 2019

This Code of Business Conduct and Ethics (“Code of Conduct”) sets forth basic principles to guide America First Multifamily Investors, L.P. (the “Partnership”), and all personnel associated with America First Capital Associates Limited Partnership Two (the “General Partner”) or Greystone AF Manager LLC (“Greystone Manager”) who work on behalf of the Partnership (individually, “you”, and collectively, “ATAX Personnel”), in their conduct of the business and affairs of the Partnership.

The Partnership strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. ATAX Personnel must and should act at all times in an honest and ethical manner in connection with their service to the Partnership.

This Code of Conduct is intended to meet the requirements for a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002, under Item 406 of Regulation S-K, and for a code of conduct under the listing rules of the Nasdaq Stock Market (“Nasdaq”). Any questions about how to interpret this Code of Conduct should be raised with the Partnership’s compliance officer (the “Compliance Officer”). Craig S. Allen, the Partnership’s Chief Financial Officer (“CFO”), has been designated as the Compliance Officer. He may be reached by telephone at 402-930-3018 or by e-mail at callen@ataxfund.com.

Compliance with Applicable Laws

The Partnership is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including laws, rules and regulations related to securities, labor, employment and workplace safety matters. All ATAX Personnel are expected at all times to conduct their activities on behalf of the Partnership in accordance with this principle. Any violation of applicable laws, rules or regulations by ATAX Personnel should be reported immediately to an officer of the Partnership or reported in accordance with the Partnership’s Compliance Reporting Policy. ATAX Personnel should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

Fair Dealing

ATAX Personnel should deal fairly with all counterparties, vendors, competitors, other ATAX Personnel and anyone else with whom he or she has contact in the course of performing his or her duties at all times. It is the obligation of ATAX Personnel to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations. In the course of business dealings on behalf of the Partnership, ATAX Personnel should not take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair or unethical business practice.

Dealings with the Press and Communications with the Public

The Partnership’s Chief Executive Officer (“CEO”) and CFO are the Partnership’s principal public spokespersons. If someone outside the Partnership asks questions or requests information regarding the Partnership, its business or financial results, ATAX Personnel should not respond. All requests for information from reporters, securities analysts, unitholders or the general public must be referred to the CEO and CFO, who will handle the request.

Conflicts of Interest

All ATAX Personnel should be scrupulous in avoiding conflicts of interest with regard to the Partnership’s interests. A conflict of interest occurs when an individual’s private interests interferes, or even appears to interfere, in any way with the interests of the Partnership as a whole. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your Partnership work objectively and effectively. A conflict of interest could also arise if you (or a member of your family) were to receive improper benefits as a result of your position in the Partnership, whether received from the Partnership or a third party.

Conflicts of interest may not always be evident, and ATAX Personnel should consult with the CEO or CFO if there is uncertainty about any situation. Prompt and full disclosure with senior management is always the correct first step in dealing with any potential conflict of interest.

You may not enter into a business relationship on the Partnership’s behalf with an immediate family member or with a company that you or an immediate family member has a substantial financial interest in unless the relationship is disclosed to and approved in advance by the Partnership’s Compliance Officer or, if you are a member of the Board of Managers or an officer of the Partnership, disclosed to and approved in advance by the Audit Committee. Immediate family members include your spouse, grandparents, parents, siblings, children, grandchildren, aunts, uncles, nephews and nieces.

The Partnership will not make any loans to, or guarantee any personal loans of, ATAX Personnel or their family members.

Business Gifts and Entertainment

ATAX Personnel who deal with the Partnership’s lenders, suppliers, bankers, financial advisers, brokers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, you should never receive a payment or anything of value in exchange for a decision involving the Partnership’s business. Similarly, you should never offer anything of value to government officials or others to obtain a particular result for the Partnership. Bribery, kickbacks or other improper payments have no place in the Partnership’s business and are strictly prohibited.

The Partnership recognizes exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary and appropriate business entertainment when a clear business purpose is involved. If you are in doubt about the policy’s application, you should consult the Compliance Officer.

Confidentiality

One of the Partnership’s most important assets is its confidential company information. The Partnership’s legal obligations and its competitive position require that this information remain confidential.

Confidential information relating to the Partnership’s financial performance (such as quarterly financial results of the Partnership) or other transactions or events can have a significant impact on the value of the Partnership’s securities. Premature or improper disclosure of such information may expose both the Partnership and the individual involved to severe civil and criminal penalties.

ATAX Personnel must not disclose confidential information to anyone outside the Partnership without proper authorization. Even within the Partnership, confidential information should be discussed only with those who have a need to know the information. The obligation of ATAX Personnel to safeguard confidential information continues even after they are no longer associated with the Partnership.

The same rules apply to confidential information relating to other companies with which the Partnership does business. In the ordinary course of business, ATAX Personnel may have access to confidential information relating to other companies. This might include material non-public information that could affect the value of the securities of the other companies. ATAX Personnel who learn material non-public information about counterparties, investors, investment opportunities or competitors through their work at the Partnership must keep it confidential and must not trade in the securities of the companies.

The Partnership has adopted an Insider Trading Policy regarding the use of confidential information in connection with trading in securities. You should become familiar with this policy and its required procedures. If you have any questions regarding trading in the Partnership’s securities or on the basis of confidential information, you should contact the Compliance Officer.

Corporate Boards

Members of a board of directors, board of managers, or its equivalent have access to confidential, proprietary and sensitive information about that company and owe duties to that company. If you are invited to serve as a board member of another organization, the Partnership must take safeguards to shield both you and the Partnership from even the appearance of impropriety. For that reason, any ATAX Personnel invited to join the board of another organization (including a nonprofit or other charitable organization) must obtain the prior written approval of the Compliance Officer before accepting the position.

A member of the Board of Managers who is invited to serve on the board of directors of another organization should promptly notify the Chairman of the Board and the Compliance Officer.

Protection and Proper Use of Partnership Assets

All ATAX Personnel should protect the Partnership’s assets and ensure their efficient use. Partnership assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Partnership’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Compliance Officer.

ATAX Personnel are prohibited from (a) taking for their personal benefit (or for the benefit of friends or immediate family members) opportunities that are discovered through the use of Partnership assets, property, information or position; (b) using Partnership property, information, or position for personal gain (including gain of friends or immediate family members); or (c) competing with the Partnership. ATAX Personnel owe a duty of loyalty to the Partnership to advance its legitimate interests when the opportunity to do so arises.

The obligation of ATAX Personnel to protect the Partnership’s assets includes its proprietary information. Proprietary information includes, without limitation, intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Partnership policy. It could also be illegal and result in civil or even criminal penalties.

Compliance with Federal Securities Laws, Rules and Regulations

As a publicly traded partnership with beneficial unit certificates (BUCs) listed on Nasdaq, the Partnership is subject to regulation by the U.S. Securities and Exchange Commission (the “SEC”) and Nasdaq, and compliance with Federal securities laws and regulations, as well as state and local laws, and the Partnership insists on strict compliance with these laws and regulations. In addition, all ATAX Personnel are required to comply with the Partnership’s Insider Trading Policy.

ATAX Personnel who are subject to the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 for reporting transactions in the Partnership’s BUCs must strictly comply with the timing requirements and notify the Partnership’s Chief Financial Officer of all transactions dealing with the Partnership’s BUCs.  These reporting persons are also subject to pre-clearance and other procedures under the Partnership’s Insider Trading Policy.

Financial Reporting and Accuracy of Partnership Records

The Partnership is required by law to make full, fair, accurate, timely and understandable disclosure in the reports and documents that the Partnership files with or submits to the SEC and in all of its other public communications.

In order for the Partnership to comply with its public disclosure obligations, it has adopted the following principles:

•	Business transactions must be properly authorized and be completely and accurately recorded on the Partnership’s books and records in accordance with generally accepted accounting practices.
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ATAX Personnel must help to maintain the integrity of the Partnership’s record keeping and reporting systems and is responsible for maintaining complete and accurate records, accounting entries and classifications.

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ATAX Personnel are expected to comply fully and accurately with all audits, requests for special record keeping or retention of documents, or other requests from or on behalf of the Partnership’s auditors or the Chief Financial Officer.

The Partnership strives to comply with all financial reporting and accounting regulations applicable to the Partnership. ATAX Personnel who have concerns or complaints regarding accounting or auditing matters or procedures involving the Partnership are encouraged to submit those concerns or complaints to the Audit Committee of the Board of Managers. The Audit Committee will, consistent with its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially and investigate the concerns appropriately. These submissions may be directed to the attention of the Audit Committee Chair, or any member of the Audit Committee. See the Partnership’s Compliance Reporting Policy.

Discrimination and Harassment

The Partnership is firmly committed to providing equal opportunity in all aspects of employment and will not permit illegal discrimination or harassment of any kind. You are encouraged to report any acts of harassment or discrimination to the Chief Executive Officer or the Compliance Officer or in accordance with the Partnership’s Compliance Reporting Policy.

Reporting Illegal or Unethical Behavior

The Partnership encourages ATAX Personnel to consult with supervisors, managers or other appropriate personnel about observed illegal or unethical behavior (especially when in doubt about the best course of action in a particular situation). ATAX Personnel should report actual and suspected violations of laws, rules, regulations or violations of this Code of Conduct to appropriate personnel. If you do not believe it appropriate or are not comfortable approaching your supervisor about your concerns, then you may contact any member of the Audit Committee. If your concerns require confidentiality, then confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Retaliation of any kind by any ATAX Personnel against good faith reports or complaints of violations of this Code of Conduct or other illegal or unethical conduct is not permitted. See the Partnership’s Compliance Reporting Policy.

Discipline

Failure to follow this Code of Conduct can have substantial consequences. In the case of a violation of this Code of Conduct by a person other than a member of the Board of Managers or the Partnership’s executive officers, the supervisor of such person will recommend to the appropriate Executive Officer which preventative or disciplinary action is deemed appropriate. In the case of a violation of this Code of Conduct by a member of the Board of Managers or the Partnership’s executive officers, the Board of Managers or the Audit Committee will take such preventative or disciplinary action as it deems appropriate. Preventative or disciplinary action may include but is not limited to, reassignment, demotion, termination, and in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Waivers of the Corporate Code of Conduct

Any waiver of this Code of Conduct for executive officers of the Partnership or members of the Board of Managers may be made only by the Board of Managers or a Board committee and will be promptly disclosed as required by law or by SEC or Nasdaq regulations or rules. Waivers of this Code of Conduct for a non-officer employee may be made by the CEO or the Compliance Officer and only upon the employee making full disclosure in advance of the initiation or continuation of the conduct in question. This Code of Conduct may be amended or modified at any time by the Board of Managers.

Acknowledgement

All ATAX Personnel will be required annually to affirm that they have read and understood this Code of Conduct, that they are in compliance with the Code of Conduct, and that they will continue to abide by this Code of Conduct.